Exhibit 99.1

For Immediate Release

SIGMA DESIGNS, INC. REPORTS SECOND QUARTER

FISCAL 2016 FINANCIAL RESULTS

Quarterly Revenues Up 36% Compared with the Second Quarter of the Prior Year

FREMONT, CA, September 9, 2015 — Sigma Designs® (NASDAQ: SIGM), a leading provider of intelligent system-on-chip (SoC) solutions for SmartTV, Internet of Things Devices for Smart home, IP-based set-top-boxes and Media Connectivity, today reported financial results for its second quarter of fiscal 2016, which ended August 1, 2015.

Financial Results

GAAP net revenues for the second quarter of fiscal 2016 were $58.3 million, up $2.4 million, or 4.3%, from $55.9 million reported in the previous quarter, and up $15.5 million, or 36.2%, from $42.8 million reported for the same period in fiscal 2015.

Non-GAAP net revenues for the second quarter of fiscal 2016 were $58.1 million, which excluded $0.2 million for the reversal of accrued rebates. This compares with non-GAAP net revenues of $55.1 million, which excluded $0.8 million for the reversal of accrued rebates in the previous quarter, and $42.8 million reported for the same period in fiscal 2015.

GAAP gross margin in the second quarter of fiscal 2016 was 48.9%. This compares with a GAAP gross margin of 52.5% in the previous quarter, and 51.1% for the same period in fiscal 2015.

Non-GAAP gross margin in the second quarter of fiscal 2016 was 50.5%. This compares with a non-GAAP gross margin of 53.8% in the previous quarter, and 53.7% for the same period in fiscal 2015. The sequential decline in non-GAAP gross margin was expected as increasing sales in the SmartTV target market influenced the second quarter revenue mix.

GAAP operating expenses in the second quarter of fiscal 2016 were $27.3 million, compared with GAAP operating expenses of $27.9 million in the previous quarter, and $27.7 million for the same period in fiscal 2015.

Non-GAAP operating expenses in the second quarter of fiscal 2016 were $24.1 million, compared with non-GAAP operating expenses of $25.4 million in the previous quarter, and $24.8 million for the same period in fiscal 2015.

GAAP operating income in the second quarter of fiscal 2016 was $1.2 million, compared with GAAP operating income of $1.4 million in the previous quarter, and an operating loss of $5.8 million for the same period in fiscal 2015.

Non-GAAP operating income in the second quarter of fiscal 2016 was $5.2 million, compared with non-GAAP operating income of $4.3 million in the previous quarter, and an operating loss of $1.8 million for the same period in fiscal 2015.

GAAP net income for the second quarter of fiscal 2016 was $0.3 million, or $0.01 per diluted share. This compares with a GAAP net loss of $0.4 million, or $0.01 per share in the previous quarter, and a GAAP net loss of $7.6 million, or $0.22 per share, for the same period in fiscal 2015.

Non-GAAP net income for the second quarter of fiscal 2016 was $4.5 million, or $0.12 per diluted share. This compares with non-GAAP net income of $3.2 million, or $0.09 per diluted share, for the previous quarter, and a non-GAAP net loss of $2.0 million, or $0.06 per share, during the same period in fiscal 2015.

The reconciliation between the GAAP and non-GAAP financial results for all referenced periods is provided in a table immediately following the GAAP financial tables below.

Management Comment

“We generated our fifth consecutive quarter of revenue growth, led by continued improvement in our two fastest growing target markets, SmartTV and Internet of Things. In addition, we produced our fourth consecutive quarter of non-GAAP profitability. We expect this revenue growth trend to continue in the third quarter,” said Thinh Tran, President and CEO of Sigma Designs.

Recent Highlights

●

We began delivering volume quantities of our Ultra HD High Dynamic Range (HDR) SoC. This single-chip solution is the only product shipping in the market today that supports multiple HDR standards including HDR 10, BD UHD, and Dolby Vision.

●	We announced continued growth for Z-Wave that now exceeds 40 million Z-Wave enabled IoT devices as well as 30% annual growth in the membership of the Z-Wave Alliance.
●

We announced the extension of the Z-Wave frequency coverage to include approved bands for operation in 23 countries in South America, Central America, and the Caribbean, which further expands our available market.

Investor Conference Call

The conference call relating to Sigma’s second quarter fiscal 2016 financial results will take place following this announcement at 5:00 p.m. Eastern Time/2:00 p.m. Pacific Time today, September 9, 2015. Investors will have the opportunity to listen live to the conference call via the Internet through www.sigmadesigns.com/IR. To listen to the live call, please go to the website at least 10 minutes prior to the commencement of the call to register, download and install any necessary audio software. For those who cannot listen to the live broadcast, a replay will be available shortly after the call via the Internet through www.sigmadesigns.com/IR. The audio replay will be available for one week after the call.

Use of Non-GAAP Financial Information

In addition to reporting financial results in accordance with generally accepted accounting principles, or GAAP, Sigma reports non-GAAP net income (loss), which excludes amortization of acquired intangibles, stock-based compensation, one time legal fee expenses, settlement expenses, net gain on sale of and impairment of privately-held investments, restructuring charges, impairment of purchased IP, mask sets and design tools used in production and the reversal of previously accrued rebates. The tax amounts included in Sigma’s non-GAAP results approximate its operating cash tax expense, similar to the liability reported on Sigma’s tax returns. In the GAAP to non-GAAP reconciliation at the end of this press release, we have disclosed the impact of these income tax adjustments in our calculation of our non-GAAP financial results. Sigma believes that its non-GAAP measures provide useful information to management and investors regarding financial and business trends relating to its financial condition and results of operations. Sigma also believes the non-GAAP measures provide useful supplemental information for investors to evaluate its operating results in the same manner as the research analysts that follow Sigma, all of whom present non-GAAP projections in their published reports. As such, the non-GAAP measures provided by Sigma facilitate a more direct comparison of its performance with the financial projections published by the analysts as well as its competitors, many of whom report financial results on a non-GAAP basis. The economic substance behind its decision to use such non-GAAP measures is that such measures approximate its controllable operating performance more closely than the most directly comparable GAAP financial measures. For example, Sigma’s management has no control over certain variables that have a major influence in the determination of stock-based compensation such as the volatility of its stock price and changing interest rates. Sigma believes that all of these excluded expenses may not accurately reflect the underlying performance of its continuing operations for the period in which they are incurred, even though some of these excluded items may be incurred and reflected in Sigma’s GAAP financial results in the foreseeable future.

The material limitation associated with the use of the non-GAAP financial measures is that the non-GAAP measures may not reflect the full economic impact of Sigma’s activities. Sigma’s non-GAAP net income (loss) is not prepared in accordance with GAAP, is not an alternative to GAAP financial information, and may be calculated differently than non-GAAP financial information disclosed by other companies. Accordingly, investors are cautioned not to place undue reliance on non-GAAP information.

Safe Harbor Statement

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, including our expectation that our growth trend will continue in the third quarter. Actual results may vary materially due to a number of factors including, but not limited to, the risk that, upon completion of further closing procedures and audit, the financial results for the second quarter and fiscal year 2016 are different than the results set forth in this press release, our ability to recognize revenue from design wins, general economic conditions, the ability to recognize the anticipated savings from our restructuring efforts, the rate of growth of Smart TVs, Internet of Things Devices, Set-top-Box and Media Connectivity, the ramp in demand from our Set-Top-Box, television and telecommunication customers, our ability to deploy and achieve market acceptance for our products, and the risk that such products will not gain widespread acceptance, or will be rendered obsolete, by product offerings of competitors or by alternative technologies, and other risks detailed from time to time in our SEC reports, including our report on Form 10-K as filed with the SEC on April 15, 2015 and available at www.sec.gov. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof.  We undertake no obligation to publicly release or otherwise disclose the result of any revision to these forward-looking statements that may be made as a result of events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

About Sigma Designs, Inc.

Sigma Designs, Inc. (NASDAQ: SIGM) is a global integrated semiconductor solutions provider offering intelligent media platforms for use in the home entertainment and home control markets. The Company designs and builds the essential semiconductor technologies that serve as the foundation for the world's leading IPTV set-top boxes, Smart TVs, Internet of Things Devices and Media Connectivity. For more information about Sigma Designs, please visit www.sigmadesigns.com.

Sigma Designs, Secure Media Processor, and the Sigma Designs logo are either registered trademarks or trademarks of Sigma Designs, Inc. and its subsidiaries in the United States and other countries. All other trademarks mentioned herein are believed to be trademarks of their respective owners.

Investor Relations Contacts:

Jim Fanucchi

Darrow Associates, Inc.

(408) 404-5400

IR@sigmadesigns.com

Elias Nader, CFO and Corporate Secretary

Sigma Designs, Inc.

IR@sigmadesigns.com

SIGMA DESIGNS, INC.

UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS

(GAAP)

(In thousands)

	August 1,	January 31,
	2015	2015
Assets

Current Assets:
Cash and cash equivalents	$65,239	$83,502
Short-term marketable securities	11,928	6,347
Restricted cash	400	400
Accounts receivable, net	38,449	26,415
Inventory	30,694	20,445
Deferred tax assets	3,288	3,319
Prepaid expenses and other current assets	8,566	8,805
Total current assets	158,564	149,233

Long-term marketable securities	5,591	4,249
Software, equipment and leasehold improvements, net	18,439	21,594
Intangible assets, net	22,299	24,642
Deferred tax assets, net of current portion	609	687
Long-term investments, net of current portion	3,135	3,267
Other non-current assets	1,624	1,661

Total assets	$210,261	$205,333

Liabilities and Shareholders' Equity

Current Liabilities:
Accounts payable	$27,441	$21,207
Accrued compensation and related benefits	7,179	6,806
Accrued liabilities	15,135	22,894
Total current liabilities	49,755	50,907

Other long-term liabilities	11,897	11,136
Total liabilities	61,652	62,043

Shareholders’ equity	148,609	143,290

Total liabilities and shareholders' equity	$210,261	$205,333

SIGMA DESIGNS, INC.

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(GAAP)

(In thousands, except per share data)

	Three months ended			Six months ended
	August 1, 2015	May 2, 2015	August 2, 2014	August 1, 2015	August 2, 2014

Net revenue	$58,307	$55,912	$42,810	$114,219	$79,683
Cost of revenue	29,783	26,564	20,921	56,347	37,569
Gross profit	28,524	29,348	21,889	57,872	42,114
Gross margin percent	48.9%	52.5%	51.1%	50.7%	52.9%

Operating expenses:
Research and development	16,102	16,313	16,452	32,415	33,555
Sales and marketing	5,254	5,811	5,475	11,065	10,925
General and administrative	5,005	5,772	4,555	10,777	9,586
Restructuring costs	-	9	46	9	1,020
Impairment of IP, mask sets and design tools	955	33	1,156	988	1,266
Total operating expenses	27,316	27,938	27,684	55,254	56,352

Income (loss) from operations	1,208	1,410	(5,795)	2,618	(14,238)
Interest and other income, net	113	671	372	784	320

Income (loss) before income taxes	1,321	2,081	(5,423)	3,402	(13,918)
Provision for income taxes	1,025	2,463	2,197	3,488	3,616

Net income (loss)	$296	$(382)	$(7,620)	$(86)	$(17,534)

Net income (loss) per share:
Basic	$0.01	$(0.01)	$(0.22)	$(0.00)	$(0.51)
Diluted	$0.01	$(0.01)	$(0.22)	$(0.00)	$(0.51)
Shares used in computing net income (loss) per share:
Basic	35,604	35,395	34,622	35,473	34,459
Diluted	36,602	35,395	34,622	35,473	34,459

SIGMA DESIGNS, INC.

RECONCILIATION OF GAAP NET LOSS TO NON-GAAP NET INCOME (LOSS)

(Unaudited)

(In thousands, except per share data)

	Three months ended			Six Months Ended
	August 1,	May 2,	August 2	August 1	August 2
	2015	2015	2014	2015	2014

GAAP Net Revenue	$58,307	$55,912	$42,810	$114,219	$79,683
Items reconciling GAAP Revenue to Non-GAAP:
Reversal of rebate	(221)	(806)	-	(1,027)	-
GAAP to Non-GAAP adjustments	(221)	(806)	-	(1,027)	-
Non-GAAP Net Revenue	$58,086	$55,106	$42,810	$113,192	$79,683

GAAP Cost of Revenue	$29,783	$26,564	$20,921	$56,347	$37,569
Items reconciling GAAP Cost of Revenue to Non-GAAP:
Stock based compensation expense	(44)	(36)	(51)	(80)	(101)
Amortization of acquired intangibles	(968)	(1,062)	(1,062)	(2,030)	(2,157)
Restructuring costs	-	-	-	-	(51)
GAAP to Non-GAAP adjustments	(1,012)	(1,098)	(1,113)	(2,110)	(2,309)
Non-GAAP Cost of Revenue	$28,771	$25,466	$19,808	$54,237	$35,260

GAAP Gross Profit	$28,524	$29,348	$21,889	$57,872	$42,114
GAAP Gross Margin %	48.9%	52.5%	51.1%	50.7%	52.9%
Non-GAAP Gross Profit	$29,315	$29,640	$23,002	$58,955	$44,423
Non-GAAP Gross Margin %	50.5%	53.8%	53.7%	52.1%	55.7%

GAAP Operating Expenses	$27,316	$27,938	$27,684	$55,254	$56,352
Items reconciling GAAP Operating Expense to Non-GAAP:
Stock based compensation expense	(1,211)	(1,698)	(1,335)	(2,909)	(2,773)
Amortization of acquired intangibles	(316)	(345)	(346)	(661)	(692)
Impairment of IP, mask sets and design tools	(955)	(33)	(1,156)	(988)	(1,266)
Settlement expenses	-	-	-	-	(107)
One time legal fee expenses	(747)	(498)	(33)	(1,245)	(223)
Restructuring costs	-	(9)	(46)	(9)	(1,020)
GAAP to Non-GAAP adjustments	(3,229)	(2,583)	(2,916)	(5,812)	(6,081)
Non-GAAP Operating Expenses	$24,087	$25,355	$24,768	$49,442	$50,271

GAAP Other Income (Expense) and Tax	$(912)	$(1,792)	$(1,825)	$(2,704)	$(3,296)
Items reconciling GAAP Other Income (Expense) and Tax to Non-GAAP:
Impairment (gain on sale) of privately held instruments, net	126	(518)	601	(392)	601
Income tax adjustments	20	1,182	952	1,202	1,534
GAAP to Non-GAAP adjustments	146	664	1,553	810	2,135
Non-GAAP Other Income (Expense) and Tax	$(766)	$(1,128)	$(272)	$(1,894)	$(1,161)

Non-GAAP Net Income (Loss)	$4,462	$3,157	$(2,038)	$7,619	$(7,009)

Non-GAAP Net Income (Loss) per share:
Basic	$0.13	$0.09	$(0.06)	$0.21	$(0.20)
Diluted	$0.12	$0.09	$(0.06)	$0.21	$(0.20)
Shares used in computing Non-GAAP net income (loss) per share:
Basic	35,604	35,395	34,622	35,473	34,459
Diluted	36,602	36,291	34,622	36,352	34,459